DATED February 26, 2014
FILED PURSUANT TO RULE 433
REGISTRATION NO. 333-173364
CATERPILLAR FINANCIAL SERVICES CORPORATION
MEDIUM-TERM NOTES, SERIES G, 3.75% NOTES DUE 2023 (REOPENING)

SUBJECT	FINAL PRICING DETAILS

Issuer:	Caterpillar Financial Services Corporation
Title of Securities:	Medium-Term Notes, Series G, 3.75% Notes Due 2023
Format:	SEC Registered-Registration Statement Number 333-173364
Trade Date:	February 26, 2014
Settlement Date (Original Issue Date):	March 3, 2014
Maturity Date:	November 24, 2023
Principal Amount:
$250,000,000. The notes offered hereby constitute a further issuance of, and will be consolidated with, the $250,000,000 aggregate principal amount of Medium-Term Notes, Series G, 3.75% Notes Due 2023 issued by us on November 26, 2013. The notes offered hereby will have the same CUSIP number as the previously issued Medium-Term Notes, Series G, 3.75% Notes Due 2023 and will trade interchangeably with the previously issued Medium-Term Notes, Series G, 3.75% Notes Due 2023 immediately upon settlement. Upon completion of this offering, the aggregate principal amount outstanding of Medium-Term Notes, Series G, 3.75% Notes Due 2023 will be $500,000,000.

Price to Public (Issue Price):	101.653%, plus accrued interest
Dealers’ Commission:	0.45% (45 basis points) of the principal amount
Accrued Interest:	$2,526,041.67
All-in-price:	101.203%, plus accrued interest
Pricing Benchmark:	UST 2.750% Notes due February 15, 2024
UST Spot (Yield):	2.667%
Spread to Benchmark:	+ 88 basis points (0.88%)
Yield to Maturity:	3.547%
Net Proceeds to Issuer:	$253,007,500, plus accrued interest
Coupon:	3.75%
Interest Payment Dates:	Interest will be paid semi-annually on the 24th of May and November of each year, commencing May 24, 2014 and ending on the Maturity Date
Day Count Convention:	30/360
Denominations:	Minimum denominations of $1,000 with increments of $1,000 thereafter
Joint Lead Managers & Bookrunners:	Barclays Capital Inc. (22.34%)
Citigroup Global Markets Inc. (22.33%)
J.P. Morgan Securities LLC (22.33%)
Co-Managers:	BBVA Securities Inc. (3.00%)
BNP Paribas Securities Corp. (3.00%)
BNY Mellon Capital Markets, LLC (3.00%)
Commerz Markets LLC (3.00%)
Deutsche Bank Securities Inc. (3.00%)
HSBC Securities (USA) Inc. (3.00%)
ING Financial Markets LLC (3.00%)
Lloyds Securities Inc. (3.00%)
Mitsubishi UFJ Securities (USA), Inc. (3.00%)
The Williams Capital Group, L.P. (3.00%)
U.S. Bancorp Investments, Inc. (3.00%)
Billing and Delivery Agent:	Barclays Capital Inc.
CUSIP:	14912L5X5

Supplemental United States Federal Income Tax Considerations
Pursuant to final Treasury regulations and an Internal Revenue Service notice, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “Certain United States Federal Income Tax Consequences—Non-United States Holders—Foreign Account Tax Compliance” in the prospectus supplement) will generally not apply to debt obligations that are issued prior to July 1, 2014; therefore, the Notes will not be subject to FATCA withholding.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll free at (888) 603-5847, Citigroup Global Markets Inc. toll free at (800) 831-9146 or J.P. Morgan Securities LLC collect at (212) 834-4533.

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